April 11, 2003

Board of Directors
Tally-Ho Ventures, Inc., a Delaware corporation
Glendale, California

                               CONSENT OF COUNSEL

I hereby consent to the use of the opinion regarding legality prepared by myself as an exhibit to the Registration Statement pursuant to Form SB-2 and to the references to my firm in the Registration Statement.

Very truly yours,

/s/ Valerie Hanna
    Valerie Hanna
    Attorney-at-Law
    Los Angeles, California